Exhibit 99.1

NEWS RELEASE

SPX CORPORATION ANNOUNCES

OFFERING OF $500 MILLION OF SENIOR NOTES

CHARLOTTE, NC — December 6, 2007 — SPX Corporation (NYSE:SPW) today announced that it intends to offer  $500 million in aggregate principal amount of senior unsecured notes due in 2014 in a private placement, subject to market and other conditions.

SPX expects the offering will be completed in December 2007. The issuance of the notes will be subject to customary closing conditions.  SPX intends to use the net proceeds from the offering for general corporate purposes, which may include the financing of SPX’s acquisition of APV, a global manufacturer of process equipment and engineering solutions primarily for the sanitary market. APV is a division of Invensys PLC, an international industrial automation, transportation and controls group located in London.

The senior notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair, and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 14,000 people worldwide in over 20 countries. Visit www.spx.com. (NYSE: SPW)

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The word “scheduled” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	E-mail: jennifer.epstein@spx.com